                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)

                               CRITICAL PATH, INC.
                     --------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $0.001
                    --------------------------------------
                          (Title of Class of Securities)

                                   22674V 10 0
                    --------------------------------------
                                  (CUSIP Number)

                                 July 31, 2001
               --------------------------------------------------
               (Date of Event which Requires Filing of Statement)



        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------------------------------------------------------------
CUSIP No. 22674V 10 0
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   1      NAMES OF REPORTING PERSONS                            David C. Hayden

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS:
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                        (a)  [ ]
                                                                        (b)  [ ]
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   3      SEC USE ONLY
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   4      CITIZENSHIP OR PLACE OF ORGANIZATION   United States


-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER           6,511,326 shares*
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER             0     shares
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER      6,511,326 shares*
 PERSON WITH
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER        0     shares

-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY
          EACH REPORTING PERSON                            6,511,326 shares


-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)                                         [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                       8.4%

-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


-------------------------------------------------------------------------------


*Includes 4,268,910 shares of Common Stock beneficially owned pursuant to stock options exercisable within 60 days of April 16, 2002.


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ITEM 1(a) NAME OF ISSUER:

        Critical Path, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        350 The Embarcadero, San Francisco, California 94105

ITEM 2(a) NAME OF PERSON FILING:

        David C. Hayden

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        350 The Embarcadero, San Francisco, California 94105

ITEM 2(c) CITIZENSHIP:

        United States

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

        Common Stock, $0.001 par value

ITEM 2(e) CUSIP NUMBER:

        22674V 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser in accordance with Section
                240.13d-1(b)(1)(ii)(E)

        (f) [ ] An employee benefit plan or an endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent holding company or control person in accordance with
                Section 240.13d-1(b)(ii)(G)

        (h) [ ] A saving association as defined in Section 3(b) of the Federal Deposit Insurance Act

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

        (j) [ ] Group, in accordance with Section 240.13d-1(b)(ii)(J)

        Not applicable.

ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned: 6,511,326 shares of Common Stock

        (b) Percent of class: 8.4%. The calculation of percentage of beneficial ownership was derived from the Issuer's Annual Report on Form
            10-K for the year ended December 31, 2001, filed with

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            the Commission on April 1, 2002, in which the Issuer stated that the number of shares of Common Stock outstanding as of March 25, 2002 was 77,406,747.

        (c) Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote: 6,511,326 shares, which includes 4,268,910 shares beneficially owned pursuant to stock options exercisable within 60 days of April 16, 2002.

            (ii)  Shared power to vote or to direct the vote: none.

            (iii) Sole power to dispose or to direct the disposition of:
                  6,511,326 shares, which includes 4,268,910 shares beneficially owned pursuant to stock options exercisable within 60 days of April 16, 2002.

            (iv)  Shared power to dispose or to direct the disposition of: none.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10. CERTIFICATIONS

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated:  April 24, 2002.





                                       By   /s/ David C. Hayden
                                         ------------------------------------
                                                  David C. Hayden

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